                                                                  Exhibit 99.1
U.S. PHYSICAL THERAPY, INC.
2026 OBJECTIVE LONG-TERM INCENTIVE PLAN
FOR SENIOR MANAGEMENT
(“Objective LTIP”)

Purpose: To incentivize and retain Executives eligible for this Objective LTIP, to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in Restricted Stock Units (“RSUs”), representing the right to receive one share of USPH Common Stock, and which vest over time, thereby increasing the Executives' equity interest in USPH.
Effective Date: The effective date of this Objective LTIP and the establishment of performance goals and formula for the amount payable hereunder is March 9, 2026.

Eligibility: The Executives of USPH eligible for this Objective LTIP are the Chief Executive Officer (“CEO”), the President and Chief Operating Officer - East (“President”), the Executive Vice President and General Counsel (“EVP”), and the Chief Operating Officer - West (“COO West”). Terms not defined herein shall have the meaning of such term as defined in the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the “2003 Plan”).

Vesting and Other Terms and Provisions: Under this Objective LTIP, Executives have an opportunity to receive Restricted Stock Units (“RSUs”) under the 2003 Plan, to be granted by the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) in the first quarter of 2027. Each RSU represents the right to receive one share of Common Stock upon settlement.  If prior to the settlement date the Company declares a cash or stock dividend with respect to shares of Common Stock, then on the payment date of such dividend the Grantee will be credited with “Dividend Equivalents” in an amount equal to the dividends that would have been paid to Grantee if one share of Common Stock had been issued on Grant Date for each RSU. The Dividend Equivalents shall be subject to the same Transfer, forfeiture and Vesting Events as the RSUs to which they relate and shall be paid in cash (with stock dividends converted to cash) on the same date that the RSUs to which they relate are settled and the underlying shares of Common Stock issued.

The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive an RSU, unless otherwise provided in the Executive’s Employment Agreement. All RSUs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions on transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSUs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning May 20, 2027 and thereafter on August 20, November 20, and March 6 with final vesting on March 6 , 2030, subject to acceleration of vesting upon a “Qualified Retirement” and otherwise as in the Committee's sole discretion and based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Unit Agreement between the Executive and USPH and/or in the Executive's employment agreement with USPH.  For the purposes hereof, “Qualified Retirement” shall mean the Grantee’s separation from service with Company and its Affiliates after Grantee’s attainment of age 65 and at least 8 years of service with the Company and/or its Affiliates, provided that the Grantee provides the Company written notice of Grantee’s retirement at least 9 months prior to the termination date of Grantee’s employment. In the event of acceleration of vesting upon a Qualified Retirement, the shares of Common Stock issuable thereunder shall be issued, and the payment of the amount representing the Dividend Equivalents shall be paid, on the date that is six (6) months after the Grantee’s termination of employment.

Administration: The Compensation Committee has authority to administer this Objective LTIP, grant awards and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSU in writing. The Compensation Committee's determinations and interpretations under this Objective LTIP shall be final.

Objective Goals And Amounts That May Be Awarded: The target amount of RSUs that may be granted under this this Objective LTIP based on achievement of the performance goals relating to 2026 are as follows: CEO = 12,752 RSUs; President/COO - East = 5,613 RSUs; COO /COO -WE- West = 5,080 RSUs and EVP = 4,314 RSUs. The number of RSUs awarded under this Objective LTIP shall be based on the Company’s Adjusted EBITDA (as defined herein) for 2026 at or above one of the three specified levels: Threshold, Target and Maximum levels corresponding with varying Adjusted EBITDA performance.  The number of RSUs applicable for performance in between two levels shall be proportionately adjusted to correspond with such level of performance.

Award Grant Date:  Any RSUs granted under this program shall be granted under the 2003 Plan in the first quarter of 2027 after the Compensation Committee determines the amount, if any, of the RSUs to be granted to each Participant.

2026 Performance Goals Adjusted EBITDA	Objective Amount of RSUs
Threshold $101,608,320	50% of Target
Target $105,600,000	100% of Target
Maximum $108,240,000	150% of Target

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, any impairment charges and other extraordinary or unusual items, and related portion for non-controlling interests.